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                                                                     EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Unaudited and in thousands, except per share amounts)

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                                                                            FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                                                                   ENDED                  ENDED
                                                                                  MAY 31,                MAY 31,
                                                                            --------------------  ----------------------
                                                                              1997       1996       1997        1996
                                                                            ---------  ---------  ---------  -----------
NET INCOME:
  Continuing operations...................................................  $   3,057  $   2,010  $   3,193   $   1,973
  Extraordinary loss......................................................     --           (532)    --            (532)
                                                                            ---------  ---------  ---------  -----------
    Net income............................................................  $   3,057  $   1,478  $   3,193   $   1,441
                                                                            ---------  ---------  ---------  -----------
                                                                            ---------  ---------  ---------  -----------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING:
  Weighted average number of common shares outstanding....................      8,613      7,743      8,608       7,519
  Shares issued upon assumed exercise of outstanding stock options and
    stock warrants........................................................        239         51        222          28
                                                                            ---------  ---------  ---------  -----------
  Weighted average number of common and common equivalent shares
    outstanding...........................................................      8,852      7,794      8,830       7,547
                                                                            ---------  ---------  ---------  -----------
NET INCOME PER COMMON SHARE:
  Continuing operations...................................................  $    0.35  $    0.26  $    0.36   $    0.26
  Extraordinary loss......................................................     --          (0.07)    --           (0.07)
                                                                            ---------  ---------  ---------  -----------
    Net income per common share...........................................  $    0.35  $    0.19  $    0.36   $    0.19
                                                                            ---------  ---------  ---------  -----------
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